Exhibit 10.5

FORM OF INDEMNITY AGREEMENT

THIS AGREEMENT is dated as of ______________.

B E T W E E N :

ABOVE FOOD CORP., a corporation incorporated under the laws of Province of Saskatchewan

(the “Indemnifying Party”)

- and -

______________, an individual residing in ______________

(the “Indemnified Party”)

WHEREAS:

A.	The Indemnifying Party, Above Earth Sciences Inc., Above Food Brands Inc., Above Food Ventures Inc., Farmer Direct Organic Foods Ltd., Purely Canada Foods Corp., Purely Canada Kindersley Ingredients Inc., Purely Canada Lands Corp., Wood & Water Food Inc. and Indemnified Party have entered into an indemnity agreement with Trisura Guarantee Insurance Company and/or Trisura Insurance Company (“Trisura”) dated March 2, 2022, amended by one or more forms of adhesion for indemnitor, including such form of adhesion for indemnitor dated May 5, 2022 (collectively, the “Adhesion”), as the same may be further amended, varied, supplemented, restated, replaced or modified from time to time (collectively, the “Trisura Agreement”).

B.	The Indemnified Party agrees that his liability to Trisura will be unlimited pursuant to the Adhesion (the “Guarantee”).

C.	The Indemnifying Party has agreed to provide certain indemnities to the Indemnified Party as provided for in this Agreement.

THEREFORE, the Parties agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this Agreement the following terms have the following meanings:

1.1.1	“Agreement” means this agreement as it may be supplemented or amended by written agreement between the Parties.

1.1.2	“Business Day” means any day excluding a Saturday, Sunday or statutory holiday in the Province of Saskatchewan.

1.1.3	“Claim” is defined in Section 4.1.

1.1.4	“Communication” means any notice, demand, request, consent, approval or other communication which is required or permitted by this Agreement to be given or made by a Party.

1.1.5	“Direct Claim” is defined in Section 4.1.

1.1.6	“Governmental Authority” means any federal, provincial, state, local, municipal, regional, territorial, aboriginal, or other government, government or public department, branch, ministry, or court, domestic or foreign, including any district, agency, commission, board, arbitration or authority exercising or entitled to exercise any administrative, executive, judicial, ministerial, prerogative, legislative, regulatory or taxing authority or power of any nature as well as any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of them, and any subdivision of any of them.

1.1.7	“Indemnified Party” is defined in the recital of the Parties, above.

1.1.8	“Indemnifying Party” is defined in the recital of the Parties, above.

1.1.9	“Loss” means any loss, liability, damage, cost, expense, charge, fine, penalty or assessment including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise and all interest, fines, penalties and reasonable professional fees and disbursements, including all costs associated with the enforcement of this Agreement.

1.1.10	“Parties” means the Indemnifying Party and the Indemnified Party.

1.1.11	“Third Party Claim” is defined in Section 4.1.

1.2	Certain Rules of Interpretation

1.2.1	In this Agreement, words signifying the singular number include the plural and vice versa, and words signifying gender include all genders. Every use of the word “including” in this Agreement is to be construed as meaning “including, without limitation”.

1.2.2	The division of this Agreement into Articles and Sections, the insertion of headings and the provision of a table of contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

1.2.3	Unless otherwise specified, any reference in this Agreement to any statute includes all regulations made under or in connection with that statute from time to time, and is to be construed as a reference to that statute as amended, supplemented or replaced from time to time.

1.2.4	Unless otherwise specified, references to Articles and Sections refer to those of this Agreement.

1.3	Governing Law

This Agreement is governed by, and is to be construed and interpreted in accordance with, the laws of the Province of Saskatchewan and the laws of Canada applicable in that Province.

1.4	Entire Agreement

This Agreement and any other agreements and documents to be delivered under this Agreement, constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no representations, warranties or other agreements between the Parties, express or implied, in connection with the subject matter of this Agreement except as specifically set out in this Agreement or in any other agreements and documents delivered under this Agreement. No Party has been induced to enter into this Agreement in reliance on, and there will be no liability assessed, either in tort or contract, with respect to, any warranty, representation, opinion, advice or assertion of fact, except to the extent it has been reduced to writing and included as a term in this Agreement or in any other agreements and documents delivered under this Agreement.

Article 2
REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties of the Indemnifying Party

The Indemnifying Party represents and warrants to the Indemnified Party that:

2.1.1	Corporate Existence. It is duly incorporated and validly existing under the laws of the Province of Saskatchewan;

2.1.2	Power and Capacity. It has all necessary corporate power, authority and capacity to carry on the business now being carried on by it and to enter into and perform its obligations under this Agreement; and

2.1.3	Binding Obligation. The execution and delivery of this Agreement, and all matters, registrations and deliveries contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of the Indemnifying Party. This Agreement has been duly executed and delivered by the Indemnifying Party and constitutes a valid and binding obligation of the Indemnifying Party, enforceable against the Indemnifying Party in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

2.2	Representations and Warranties of the Indemnified Party

The Indemnified Party represents and warrants that, to the Knowledge of the Indemnified Party there are no actions, suits, grievances or proceedings of any kind, and whether or not purportedly on behalf of or against the Corporation, pending, commenced, or, to the Knowledge of the Indemnified Party, threatened or which may arise, in each case with the reasonable possibility of giving rise to a claim under the Trisura Agreement or in respect of the Guarantee.

For the purpose of this Section 2.2, the term “Knowledge of the Indemnified Party” means knowledge the Indemnifying Party has, or would have obtained, after having made or caused to be made all reasonable inquiries necessary to obtain informed knowledge, including inquiries of the records of the Indemnifying Party and it’s subsidiaries and of management and senior employees who are reasonably likely to have knowledge of the relevant matter.

Article 3
INDEMNITY

3.1	Indemnity

3.1.1	The Indemnifying Party will indemnify and save harmless the Indemnified Party from the full amount of any Loss which the Indemnified Party may suffer in respect of the Guarantee, provided that such Loss arose entirely after the date hereof.

3.1.2	The Indemnified party acknowledges that the Indemnifying Party has in force, or may put in force, supplement or amend, certain corporate policies including risk management policies (collectively “Above Food Policies”), and that, as an employee, officer and director of the Indemnifying Party, the Indemnified Party must follow all Above Food Policies. The Indemnified Party agrees that in the event the Indemnified Party has not followed all Above Food Policies in respect of a Loss to which this Indemnity would apply, the Indemnifying Party shall not be required to indemnify the Indemnified Party for such Loss and, for greater certainty, this Indemnity, including Section 3.1.1, shall give rise to no liability or obligation of the Indemnifying Party to the Indemnified Party.

3.1.3	Notwithstanding anything else in this Indemnity, the maximum aggregate amount payable under this Indemnity shall be ______________.

Article 4
PROCEDURE

4.1	Notice of Claim

If the Indemnified Party becomes aware of any claim, proceeding or other matter that may give rise to a claim of indemnity under this Agreement (a “Claim”), the Indemnified Party will promptly give written notice of the Claim to the Indemnifying Party. That notice will specify whether the Claim arises as a result of a Claim by a third party against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and will also specify with reasonable particularity (to the extent that the information is available):

4.1.1	the factual basis for the Claim; and

4.1.2	the amount of the Claim, if known.

4.2	Procedure for Direct Claims

With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party will have 60 days to make any investigation of the Claim it considers necessary or desirable. For the purpose of that investigation, the Indemnified Party will make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all other information that the Indemnifying Party may reasonably request. If the Parties agree at or prior to the expiration of that 60 day period (or any mutually agreed upon extension of it) to the validity and amount of the Claim, the Indemnifying Party will immediately pay to the Indemnified Party the full agreed upon amount of the Loss for which the Direct Claim is made.

4.3	Procedure for Third Party Claims

4.3.1	Despite any other provision of this Agreement, if the Indemnified Party is required by applicable law to make a payment into court, into escrow, or to any third party, with respect to a Third Party Claim before the completion of related settlement negotiations or legal proceedings, the Indemnified Party may make the required payment and the Indemnifying Party will, promptly after demand by the Indemnified Party, reimburse the Indemnified Party for the required payment made. If the Indemnifying Party makes that reimbursement in full, and if the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which the required payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party will, promptly after recovery of the surplus amount left over from the required payment, pay that surplus amount to the Indemnifying Party.

4.3.2	The Indemnified Party will promptly deliver to the Indemnifying Party copies of all correspondence, notices, assessments or other written communication received by the Indemnified Party in respect of any Third Party Claim.

4.3.3	The Indemnified Party will not negotiate, settle, compromise or pay any Third Party Claim with respect to which it has asserted or proposes to assert a Claim, without the prior consent of the Indemnifying Party, which consent will not be unreasonably withheld.

4.3.4	The Indemnified Party will not cause or permit the termination of any right of appeal in respect of any Third Party Claim without first giving the Indemnifying Party written notice of the contemplated or potential termination in sufficient time to grant the Indemnifying Party an opportunity to contest the Third Party Claim.

4.3.5	If the Indemnifying Party first acknowledges in writing its obligation to satisfy a Third Party Claim to the extent of any binding determination or settlement in connection with it (or enters into arrangements otherwise satisfactory to the Indemnified Party), in any legal or administrative proceeding (including any audit with respect to taxes) in connection with the matters forming the basis of that Third Party Claim, the following will apply:

4.3.5.1	the Indemnifying Party will have the right, by written notice delivered to the Indemnified Party within five Business Days of receipt by the Indemnifying Party of the notice of a Third Party Claim, and subject to the right of any insurer or other third party to assume carriage and control of the negotiation, defence or settlement of a Third Party Claim, to assume carriage and control of the negotiation, defence or settlement of a Third Party Claim and the conduct of any related legal or administrative proceedings at the expense of the Indemnifying Party and by its own counsel;

4.3.5.2	if the Indemnifying Party elects to assume carriage and control, the Indemnified Party will have the right to participate at its own expense in the negotiation, defence or settlement of a Third Party Claim assisted by counsel of its own choosing;

4.3.5.3	each of the Indemnified Party and the Indemnifying Party will make all reasonable efforts to make available to the Party who has assumed carriage and control of the negotiation, defence or settlement of a Third Party Claim, those of its employees whose evidence or assistance is necessary, and all documents, records and other materials in its possession and control that are required, for the evaluation and defence of that Third Party Claim;

4.3.5.4	despite Sections 4.3.5.1, 4.3.5.2 and 4.3.5.3, the Indemnifying Party will not settle a Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a material adverse effect on the Indemnified Party except with the Indemnified Party’s prior written consent; and

4.3.5.5	the Indemnifying Party will indemnify and hold harmless the Indemnified Party of and from any Loss incurred or suffered by the Indemnified Party as a result of the Indemnifying Party’s settlement of the Third Party Claim or conduct of any related legal or administrative proceeding.

4.3.6	When the amount of the Loss with respect to a Third Party Claim is finally determined in accordance with this Section 4.3, including any amount described in Section 4.3.5.5, the Indemnifying Party will immediately pay the full amount of that Loss to the Indemnified Party. If the Indemnified Party has been permitted by the Indemnifying Party to assume the carriage and control of the negotiation, defence, or settlement of the Third Party Claim, the Indemnifying Party will not contest the amount of that Loss. The Indemnifying Party will have no obligation to make any payment with respect to any Third Party Claim that is settled or contested in violation of the terms of this Section 4.3.

4.4	No Delay

The Indemnified Party will pursue any Claim it has made or intends to make under this Agreement with reasonable diligence and dispatch, and without unnecessary delay.

4.5	Exclusive Remedy

This Article 4 sets out the exclusive rights and remedies of the Indemnified Party in respect of any Loss for which indemnification is provided under this Agreement.

Article 5
GENERAL

5.1	Time of Essence

Time is of the essence in all respects of this Agreement.

5.2	Notices

Any Communication must be in writing and either:

5.2.1	personally delivered;

5.2.2	sent by prepaid registered mail; or

5.2.3	sent by facsimile, e-mail or functionally equivalent electronic means of communication, charges (if any) prepaid.

Any Communication must be sent to the intended recipient at its last known address or at any other address as any Party may from time to time advise the other by Communication given in accordance with this Section 5.2. Any Communication delivered to the Party to whom it is addressed will be deemed to have been given and received on the day it is so delivered at that Party’s address, provided that if that day is not a Business Day then the Communication will be deemed to have been given and received on the next Business Day. Any Communication transmitted by facsimile or other form of electronic communication will be deemed to have been given and received on the day on which it was transmitted (but if the Communication is transmitted on a day which is not a Business Day or after 3:00 p.m. (local time of the recipient)), the Communication will be deemed to have been received on the next Business Day.

5.3	Severability

Each provision of this Agreement is distinct and severable. If any provision of this Agreement, in whole or in part, is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect the legality, validity or enforceability of the remaining provisions of this Agreement, or the legality, validity or enforceability of that provision in any other jurisdiction.

5.4	Submission to Jurisdiction

Each of the Parties irrevocably submits and attorns to the exclusive jurisdiction of the courts of the Province of Saskatchewan to determine all issues, whether at law or in equity arising from this Agreement. To the extent permitted by applicable law, each of the Parties irrevocably waives any objection (including any claim of inconvenient forum) to the venue of any legal proceeding arising out of or relating to this Agreement in the courts of that Province, or that the subject matter of this Agreement may not be enforced in those courts, and irrevocably agrees not to seek, and hereby waives any right to, judicial review by any court which may be called upon to enforce the judgment of the courts referred to in this Section 5.4, of the substantive merits of any such suit, action or proceeding. To the extent a Party has or hereafter may acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, that Party irrevocably waives that immunity in respect of its obligations under this Agreement.

5.5	Amendment and Waiver

No supplement, modification, amendment, waiver, discharge or termination of this Agreement is binding unless it is executed in writing by the Party to be bound. No waiver of, failure to exercise, or delay in exercising, any provision of this Agreement constitutes a waiver of any other provision, whether or not similar, nor does any waiver constitute a continuing waiver unless otherwise expressly provided.

5.6	Further Assurances

Each Party will, at the requesting Party’s cost, execute and deliver any further agreements and documents and provide any further assurances as may be reasonably required by the other Party to give effect to this Agreement and, without limiting the generality of the foregoing, will do or cause to be done all acts and things, execute and deliver or cause to be executed and delivered all agreements and documents and provide any assurances, undertakings and information as may be required from time to time by any Governmental Authority.

5.7	Assignment and Enurement

Neither this Agreement nor any right or obligation under this Agreement may be assigned by either Party without the prior consent of the other Party. This Agreement enures to the benefit of and is binding upon the Parties and their respective heirs, executors, administrators, successors and permitted assigns.

5.8	Electronic Signatures and Delivery

This Agreement and any counterpart of it may be:

5.8.1	signed by manual, digital or other electronic signatures; and

5.8.2	delivered or transmitted by any digital, electronic or other intangible means, including by e- mail or other functionally equivalent electronic means of transmission,

and that execution, delivery and transmission will be valid and legally effective to create a valid and binding agreement between the Parties.

5.9	Counterparts

This Agreement may be signed and delivered by the Parties in counterparts, with the same effect as if each of the Parties had signed and delivered the same document, and that execution and delivery will be valid and legally effective.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

Each of the Parties has executed and delivered this Agreement, as of the date noted at the beginning of the Agreement.

ABOVE FOOD CORP.

Per
Name:
Title: